Filed Pursuant to Rule 424(b)(3)

SEC File #333-237643

Prospectus Supplement

Dated August 19, 2020 (to Prospectus dated April 21, 2020)

1ST FRANKLIN FINANCIAL CORPORATION

This Prospectus Supplement is part of, and should be read in conjunction with, the Prospectus dated April 21, 2020.

This Prospectus Supplement consists of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 19, 2020 (August 17, 2020)

1st Franklin Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

135 East Tugalo Street, P.O. Box 880, Toccoa, Georgia		30577
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(706) 886-7571

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: `

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On August 17, 2020, 1st Franklin Financial Corporation (the “Company”) entered into a First Amendment to the Amended and Restated Loan and Security Agreement dated as of November 19, 2019 (as so amended by the “First Amendment,” the “Amended Loan and Security Agreement”), by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders (“the Agent”), and the other financial institutions from time to time party thereto.

The First Amendment, among other things, increases the amount of borrowings available under the Company’s revolving credit facility to $230.0 million (the “Maximum Principal Amount”).  Subject to the terms and conditions of the Amended and Security Agreement, the Company shall have the right at any time to increase the Maximum Principal Amount (the “Accordion Increase”) in an amount acceptable to the Agent in its sole and absolute discretion; provided however, that the aggregate amount of the Accordion Increase shall not exceed $70.0 million.  Available but unborrowed amounts under the Amended Loan and Security Agreement are subject to a periodic unused line fee of .50%.  Interest on any outstanding borrowings will bear interest at an annual rate at all times equal to the one-month LIBOR Rate plus the Applicable Margin.  The Applicable Margin is based on the Funded Debt to Adjusted Net Worth Ratio as defined in the Amended Loan and Security Agreement.  If the Funded Debt to Adjusted Net Worth Ratio is less than 2.75 to 1.0, the Applicable Margin will be 2.75%.  The Applicable Margin will be 3.00% if the Funded Debt to Adjusted Net Worth Ration is greater than or equal to 2.75 to 1.0.  The Company’s obligations under the Amended Loan and Security Agreement, which has a maturity date of February 28, 2022, are secured by the finance receivables of the Company.  As of June 30, 2020, and giving effect to the First Amendment, the amount outstanding under the Amended Loan and Security Agreement was $97.2 million and available borrowings under the Amended Loan and Security Agreement were $102.8 million, at an interest rate of 3.50%.

In connection with the First Amendment, the Company also entered into a Promissory Note with Renasant Bank (the “Renasant Note”), pursuant to which Renasant Bank agreed to make loans of up to $30.0 million under the Amended Loan and Security Agreement.  The foregoing descriptions of the First Amendment to the Amended Loan and Security Agreement and the Promissory Note are qualified in their entirety by reference to the full text of the First Amendment to the Amended Loan and Security Agreement and the Promissory Note, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, and are incorporated herein by this reference.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Renasant Note is incorporated by reference in this Item 2.03.

Item 9.01 – Financial Statements and Exhibits.

10.1

First Amendment to the Amended and Restated Loan and Security Agreement, dated as of November 19, 2019, by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders, and the other financial institutions from time to time party thereto.

10.2	Promissory Note by the Company to Renasant Bank, dated as of August 17, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST FRANKLIN FINANCIAL CORPORATION

By:  /s/ A. Roger Guimond

Name:  A. Roger Guimond

Title:    Executive Vice President and
             Chief Financial Officer

Date:  August 19, 2020